Exhibit 10.1

EXECUTION VERSION

$500,000,000

FIVE YEAR REVOLVING CREDIT FACILITY AGREEMENT

among

MEAD JOHNSON NUTRITION COMPANY,

MEAD JOHNSON & COMPANY, LLC,

THE BORROWING SUBSIDIARIES,

THE LENDERS NAMED HEREIN,

BANK OF AMERICA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and

ROYAL BANK OF CANADA,

as Co-Documentation Agents,

CITIBANK, N.A.

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Dated as of June 17, 2011

J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Bookrunners

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1.1	IPO Costs, Expenses and Charges
Schedule 2.1	Commitments
Schedule 5.10	Existing Liens
Schedule 5.14	Existing Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Subsidiary Agreement
Exhibit D	Form of Borrowing Subsidiary Termination
Exhibit E	Form of U.S. Tax Certificate
Exhibit F	Mandatory Costs Rate

FIVE YEAR REVOLVING CREDIT FACILITY AGREEMENT (this “Agreement”) dated as of June 17, 2011, among MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (the “Company”), MEAD JOHNSON & COMPANY, LLC, a Delaware limited liability company (“MJC”), the BORROWING SUBSIDIARIES (as defined herein), the lenders listed in Schedule 2.1 (the “Initial Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined herein).

The Company has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend credit to the Company and the applicable Borrowing Subsidiaries to enable them to borrow on a revolving credit basis and to enable Letters of Credit (such term and each other capitalized term used but not defined elsewhere herein having the meaning assigned to it in Article I) to be issued for the account of the Company and the applicable Borrowing Subsidiaries, in each case from time to time prior to the Maturity Date. The proceeds of such borrowings are to be used for working capital and other general corporate purposes of the Company and its subsidiaries (other than funding hostile acquisitions), including commercial paper backup and repurchase of shares. The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate. Only Loans denominated in Dollars shall have an ABR pricing option.

“Administrative Agent” shall have the meaning assigned to such term in the first paragraph hereof.

“Administrative Fees” shall have the meaning assigned to such term in Section 2.11(b).

“Administrative Questionnaire” shall mean an administrative questionnaire delivered by a Lender pursuant to Section 8.4(b) in form acceptable to the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) 1/2 of one percent above the Federal Funds Effective Rate and (c) the LIBO Rate for a Eurocurrency Loan denominated in Dollars with a one-month Interest period commencing on such day plus 1%. If for any reason JPMCB shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate specified in clause (b) of the first sentence of this definition, for any reason, including the inability or failure of JPMCB to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

“Alternative Currency” shall mean at any time, Euro, Sterling and, if agreed to by each Lender, any currency (other than Dollars) that is readily available, freely traded and convertible into Dollars in the London market and as to which a Dollar Equivalent can be calculated.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, Applicable Percentage shall mean, with respect to any Lender, the percentage of the aggregate principal amount of the Revolving Credit Exposure represented by the aggregate outstanding principal amount of such Lender’s Revolving Credit Exposure.

“Applicable Rate” shall mean on any date, with respect to any Eurocurrency Loan, any ABR Loan or the Facility Fee payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurocurrency Loans”, “Applicable Rate for ABR Loans” or “Applicable Rate for Facility Fee”, respectively, based upon the Ratings by Moody’s and S&P as in effect at the close of business on such date:

Level	S&P/Moody’s Rating	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans	Applicable Rate for Facility Fee
I	A-/A3 or better	1.075%	0.075%	0.175%
II	BBB+/Baa1 or better, but below A-/A3	1.300%	0.300%	0.200%
III	below BBB+/Baa1	1.450%	0.450%	0.300%

The higher Rating shall determine the Applicable Rate unless the S&P and Moody’s Ratings are more than one level apart, in which case the Rating one level lower than the higher Rating shall be determinative. If the Company has been assigned a Rating by only one of S&P and Moody’s, then that single Rating shall be determinative. If the Company does not have a Rating from either S&P or Moody’s, then Level III shall apply. Until adjusted after the Effective Date, Level II shall be deemed to exist.

“Approved Fund” shall have the meaning assigned to such term in Section 8.4(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.4) in the form of Exhibit B.

“Assuming Lender” shall have the meaning assigned to such term in Section 2.4(b).

“Assumption Agreement” shall have the meaning assigned to such term in Section 2.4(b)(ii).

“Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BMS” shall mean Bristol-Myers Squibb Company, a Delaware corporation.

“Borrower” shall mean the Company or any Borrowing Subsidiary.

“Borrowing” shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period and a single Currency are in effect or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Company for a Revolving Borrowing in accordance with Section 2.3.

“Borrowing Subsidiary” shall mean any Subsidiary of the Company designated as a Borrowing Subsidiary by the Company pursuant to Section 2.19.

“Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit C.

“Borrowing Subsidiary Termination” shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit D.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (i) any day on which banks are not open for dealings in dollar deposits or in the applicable Alternative Currency in the London interbank market, (ii) in the case of a

Eurocurrency Loan denominated in Euros, any day on which the TARGET payment system is not open for settlement of payment in Euros or (iii) in the case of a Eurocurrency Loan denominated in an Alternative Currency other than Sterling or Euro, any day on which banks are not open for dealings in such Alternative Currency in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency.

“Calculation Time” shall have the meaning assigned to such term in Section 2.20(a).

“Capital Lease Obligations” shall mean, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than any employee or director benefit plan or stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 20% of the combined voting power represented by the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of the Company.

“Change in Law” shall mean the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, Revolving Loans or Swingline Loans.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans, and/or to make or participate in Swingline Loans and/or to issue or participate in Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.18 or 8.4 or (c) increased from time to time pursuant to Section 2.4. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption or Assumption Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $500,000,000.

“Company” shall have the meaning assigned to such term in the first paragraph hereof.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated May 2011 which was furnished to the Lenders.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), (c) depreciation and amortization expense, (d) costs, expenses and charges related to the IPO and the separation of the Mead Johnson Nutritionals division from BMS not to exceed $22,000,000 in 2010 and $5,000,000 in 2011, as set forth on Schedule 1.1, (e) amortization of intangibles (including goodwill) and organization costs and (f) any extraordinary, unusual or non-recurring non-cash expenses or losses or other non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) which the Company reasonably believes will not result in a cash charge or payment, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income and (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (A) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the

Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (B) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (2) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the consolidated total interest expense of the Company and its Subsidiaries for such period.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries; provided that there shall be excluded, without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) applicable to such Subsidiary.

“Consolidated Total Debt” shall mean, at any date, the aggregate amount of all indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis, plus, without duplication, the aggregate amount of Guarantees by the Company and its Subsidiaries of obligations of other Persons (other than the Company and its Subsidiaries) that would be treated as indebtedness of such Persons determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.2.

“Credit Party” shall mean the Company, any Borrower and, at any time MJC is required to guarantee the Guaranteed Obligations pursuant to Section 8.16(b), MJC.

“Currency” shall mean Dollars or any Alternative Currency.

“Debt” shall mean, of any Person, (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; (iii) all rental obligations as lessee under leases which shall have been or should be recorded as Capital Lease Obligations; (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations, contingent or otherwise, of such Person as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (vi) the liquidation value of all preferred Capital Stock of such Person which is redeemable at the option of the holder thereof or which may become (by scheduled or mandatory redemption) due within one year of the final Maturity Date; (vii) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above, (viii) all obligations of the kind referred to in clauses (i) through (vii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the applicable Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (ix) for the purposes of paragraph (f) of Article VI only, all obligations in respect of Hedge Agreements. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, (x) in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (y) in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute, (b) has notified the Borrower, any Credit Party or the

Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent” shall mean on any date, with respect to any amount denominated in an Alternative Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate in effect for such Alternative Currency at approximately 11:00 a.m. London time on such date; provided that with respect to determining the amount of any Loan that is being made, the Dollar Equivalent shall be determined on the date of the relevant Borrowing Request that resulted in the making of such Loan. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 8.7).

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $10,000,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (e); and (f) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Company, such approvals not to be unreasonably withheld or delayed; provided that neither the Company nor any Affiliate thereof shall be an Eligible Assignee.

“EMU Legislation” shall mean the legislative measures of the European Council (including the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, written notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any hazardous substance or contaminant, to preservation or reclamation of natural resources or to the management, release or threatened release of any hazardous substance, contaminant, or noxious odor, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

“ERISA Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate of the Company from a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

“Euro” shall mean the lawful currency of the Participating Member States of the European monetary union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean, with respect to any Alternative Currency on a particular date, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters World Currency Page with respect to such Alternative Currency; provided that the Company may make a one time election, with the approval of the Administrative Agent (such approval not to be unreasonably withheld), to use Bloomberg currency pages to determine the Exchange Rate instead of Reuters currency pages. In the event that such rate does not appear on the applicable Reuters World Currency Page, or Bloomberg currency page, as the case may be, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market or other market where its foreign currency exchange operations in respect of such Alternative Currency is then being conducted, at or about 11:00 a.m., Local Time, at such date for the purchase of Dollars with such Alternative Currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” shall mean, with respect to any payment made by any Credit Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the applicable Borrower is organized, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any U.S. Federal withholding tax that is imposed by a law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.16(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Taxes pursuant to Section 2.16(a) and (d) any Taxes imposed under FATCA. For the avoidance of doubt, Excluded Taxes shall not by virtue of the foregoing clause (c) include withholding taxes imposed on amounts payable to a Lender by or for the account of a Borrower that was not a Borrower on the date such Lender became a party to this Agreement.

“Existing Credit Agreement” shall mean the Three Year Revolving Credit Facility Agreement, dated February 17, 2009, among the Company, the other Credit Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Extension Letter” shall mean a letter from the Company requesting an extension of the Maturity Date.

“Facility Fee” shall have the meaning assigned to such term in Section 2.11(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the arithmetic average (rounded upwards, if necessary, to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” shall mean, with respect to any entity, the chief financial officer, principal accounting officer or treasurer of such entity.

“Form S-1 Filing” shall mean the Form S-1 filed on December 18, 2008 by the Company with the SEC with respect to the IPO, as amended by Form S-1/A filed on January 13, 2009, as amended by Form S-1/A filed on January 28, 2009, as amended by Form S-1/A filed on February 5, 2009, as further amended from time to time.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of any nation, including the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall mean, of or by any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” shall mean, with respect to a Guarantor, the due and punctual payment of (a) the principal of and interest on any Loans made by the Lenders, the Swingline Lender or any of them to any other Credit Party pursuant to this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including reimbursement obligations, fees, costs, expenses and indemnities (including the obligations described in Section 2.19) of the other Credit Parties to the Administrative Agent, the Issuing Lender or the Lenders (or, in the case of Hedge Agreements and Specified Cash Management Agreements, any Affiliate of any Lender) under this Agreement, the other Loan Documents, any Hedge Agreement and any Specified Cash Management Agreement.

“Guarantor” shall mean each of the Company and, at any time MJC is required to guarantee the Guaranteed Obligations pursuant to Section 8.16(b), MJC.

“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including polychlorinated biphenyls (“PCBs”), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Increasing Lender” shall have the meaning assigned to such term in Section 2.4(a).

“Indemnified Taxes” shall mean (a) Taxes (other than Excluded Taxes) and (b) Other Taxes.

“Indenture” shall mean the Indenture dated as of November 1, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Initial Lenders” shall have the meaning assigned to such term in the first paragraph hereof.

“Interest Election Request” shall mean a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.7.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, (i) the day that such Loan is required to be repaid and (ii) any other day agreed pursuant to Section 2.21(a).

“Interest Period” shall mean as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” shall mean the initial public offering of Class A common stock of the Company described in the Form S-1 Filing filed by the Company with the SEC.

“Issuing Agent” shall mean JPMCB.

“Issuing Lender” shall mean JPMCB and each other Lender which agrees to issue Letters of Credit, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.22.

“JPMCB” shall mean JPMorgan Chase Bank, N.A. and its successors.

“LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” shall mean, with respect to any Issuing Lender, the maximum drawable amount and unreimbursed LC Disbursements in respect of Letters of Credit issued by such Issuing Lender, as agreed to by the Company and such Issuing Lender from time to time.

“Lenders” shall mean (a) the Initial Lenders (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or an Assumption Agreement.

“Letter of Credit” shall mean any letter of credit (including any Several Letter of Credit) issued pursuant to Section 2.22.

“LIBO Rate” shall mean:

(a) With respect to any Eurocurrency Borrowing for any Interest Period, the British Bankers Association Interest Settlement Rate appearing (i) on the appropriate Telerate screen (with respect to deposits in Dollars, Sterling or the applicable Alternative Currency (other than Euros)) (“BBA LIBO”) or (ii) on the applicable page of the Telerate Service sponsored by the Banking Federation of the European Union and the Financial Markets Association (with respect to deposits in Euros) (or in either case on any successor or substitute page of either such service, or any successor to or substitute for either such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars, Euros or the applicable Alternative Currency, as applicable, in the London interbank market) (A) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars or the applicable Alternative Currency with a maturity comparable to such Interest Period or (B) for Sterling, on the Business Day commencing such Interest Period, as the rate of deposit comparable to such Interest Period. In the event that any such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the applicable Currency at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurocurrency and foreign currency and exchange operations are then being conducted for such Currency for delivery on the first day of such Interest Period for the number of days comprised therein.

(b) For any interest rate calculation with respect to an ABR Loan, the rate per annum equal to (i) BBA LIBO at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or converted by JPMCB and with a term equal to one month would be offered by JPMCB’s London branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

“Loan Documents” shall mean this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each promissory note held by a Lender pursuant to Section 2.9(e).

“Loans” shall mean the loans made by the Lenders or the Swingline Lender to the Borrowers pursuant to this Agreement.

“Local Time” shall mean with respect to (i) fundings, payments and prepayments in Dollars, New York City time, and (ii) fundings, payments and prepayments in any Alternative Currency, London, England time.

“Mandatory Costs Rate” shall mean the rate calculated in accordance with the formula and in the manner set forth in Exhibit F hereto.

“Margin Regulations” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Material Adverse Change” shall mean any material adverse change in the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.

“Maturity Date” shall mean June 17, 2016, subject to extension pursuant to Section 2.5.

“MJC” shall have the meaning assigned to such term in the first paragraph hereof.

“MJC Guaranty” shall have the meaning assigned to such term in Section 8.16(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate has an obligation to contribute.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum in an amount approximately equal to the Administrative Agent’s overdraft cost charged by its correspondent bank.

“Participant” shall have the meaning assigned to such term in Section 8.4(c).

“Participant Register” shall have the meaning assigned to such term in Section 8.4(c).

“Participating Member State” shall mean a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Subsidiary Debt” shall mean (i) Debt of any Subsidiary under any Loan Document, (ii) Debt of any Subsidiary to any Credit Party, (iii) Guarantees by the Company of any Debt of any Subsidiary and (iv) unsecured trade accounts payable and other unsecured current Debt incurred in the ordinary course of business and not more than 120 days past due (but excluding any Debt for borrowed money).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan, other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Ratings” shall mean the issuer credit rating (or its equivalent) of the Company from time to time announced by Moody’s and S&P.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender.

“Register” shall have the meaning given such term in Section 8.4(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time, subject to Section 2.23(b).

“Response Date” shall have the meaning assigned to such term in Section 2.5(a).

“Restricted Payment” shall have the meaning assigned to such term in Section 5.17.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent equal to the sum of (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time, (b) such Lender’s Swingline Exposure and (c) such Lender’s LC Exposure.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.3.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Company or any Subsidiary leases any property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person.

“SEC” shall mean the Securities and Exchange Commission.

“Separation Agreements” shall mean (i) the Amended and Restated China Services Agreement, dated as of December 18, 2009, between BMS and the Company, (ii) the Separation Agreement, dated as of January 31, 2009, between BMS and the Company, (iii) the Second Amended and Restated Transitional Services Agreement, dated as of December 18, 2009, between BMS and the Company, and (iv) the Amended and Restated Tax Matters Agreement, dated as of December 18, 2009, between BMS and the Company.

“Several Letter of Credit” shall have the meaning assigned to such term in Section 2.22(i).

“Specified Cash Management Agreement” shall mean any agreement providing for treasury, depositary, purchasing card, overdraft or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary and any Lender or Affiliate thereof.

“Sterling” shall mean the lawful currency of the United Kingdom.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) for purposes of Sections 5.11 and 5.14 only, any Person the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person and (ii) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” shall mean a subsidiary of the Company.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall mean its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMCB in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.21.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” shall mean the execution and delivery by the Credit Parties of the Loan Documents (or, in the case of the Borrowing Subsidiaries, the Borrowing Subsidiary Agreements), the performance by the Credit Parties of the Loan Documents, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate and the Alternate Base Rate.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” shall have the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at an interest rate determined by the Company at the time so long as such interest rate is customary for leases of such type.

“Voting Stock” shall mean, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

“Wholly Owned Subsidiary” shall mean, of any Person, a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

Section 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) GAAP will be deemed to treat operating leases in a manner consistent with its treatment under generally accepted accounting principles as in effect on the date hereof, notwithstanding any modification or interpretive change thereto that may occur thereafter; and (b) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

ARTICLE II

THE CREDITS

Section 2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and any Borrowing Subsidiary from time to time during the Availability Period in Dollars, Sterling, Euros or any other Alternative Currency in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and each applicable Borrowing Subsidiary may borrow, prepay and reborrow Revolving Loans.

Section 2.2. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans (which shall be denominated in Dollars) or Eurocurrency Loans as the Company (on its own behalf or on behalf of any other applicable Borrower) may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate Dollar Equivalent amount of at least $10,000,000 and shall be an integral multiple of 1,000,000 units of the applicable Currency. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. ABR Loans shall be denominated only in Dollars. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Company (on its own behalf or on behalf of any other Borrower) shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Each Lender may, at its option, make any Loan available to any Subsidiary Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.3. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company (on its own behalf or on behalf of any other applicable Borrower) shall notify the Administrative Agent of such request by telephone (or, in the case of notices with respect to Eurocurrency Borrowings denominated in an Alternative Currency, in writing) (a) in the case of a Eurocurrency Borrowing, not later than 10:30 a.m., Local Time three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit A. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, (A) the Currency of the requested Borrowing and (B) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the account of the Borrowers to which funds are to be disbursed, which shall comply with the requirements of Section 2.6; and

(vi) the applicable Borrower.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in an Alternative Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no election as to the Currency of the Revolving Borrowing is specified, then the requested Revolving Borrowing shall be denominated in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4. Increase in the Commitments. (a) The Company may, at any time but in any event not more than once in any calendar quarter, by means of a letter to the Administrative Agent, request that the aggregate Commitments be increased (a “Commitment Increase”) as of the date specified in such letter (the “Increase Date”) by (i) increasing the Commitment of one or more Lenders that have agreed to such increase (an “Increasing Lender”) (it being understood that no Lender shall have any obligation to increase its Commitment pursuant to this Section 2.4) and/or (ii) adding one or more Eligible Assignees as a party hereto with a Commitment in an amount agreed to by such Eligible Assignee; provided that (A) in no event shall the aggregate amount of the aggregate Commitments exceed $750,000,000 and (B) the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or more.

(b) On each Increase Date, (w) each Eligible Assignee that has agreed to participate in the requested Commitment Increase in accordance with Section 2.4(a) (each, an “Assuming Lender”) shall become a Lender party to this Agreement with a Commitment in the amount set forth in its Assumption Agreement, (x) each Increasing Lender and each Assuming Lender shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment (at par) to each Increasing Lender and each Assuming Lender of an interest in each then outstanding Revolving Loan, (y) the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount set forth in its confirmation as provided in clause (b)(ii)(C) below, and (z) participating interests in then outstanding Swingline Loans and Letters of Credit shall be reallocated to reflect the respective Applicable Percentages of the Lenders from time to time, and payments in respect of Swingline Loans and Letters of Credit, as applicable, shall be adjusted to reflect such participating interests; provided that:

(i) on such Increase Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Company, dated such Increase Date, stating that: (A) the representations and warranties contained in Article 3 (except for any such representation and warranty that by its terms refers to a date prior to such Increase Date but including the representations and warranties set forth in Sections 3.5(b) and 3.6(a)) are correct on and as of such Increase Date, before and after giving effect to the Commitment Increase, as though made on and as of such Increase Date, (B) no Material Adverse Change has occurred since the date of the financial statements most-recently delivered pursuant to Section 5.3(a), and (C) no event has occurred and is continuing, or would result from the Commitment Increase, that constitutes a Default;

(ii) on or before such Increase Date, the Administrative Agent shall have received the following, each dated such Increase Date: (A) such approvals or documents as the Administrative Agent may reasonably request in connection with such Commitment Increase; (B) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Company; and (C) written confirmation from each Increasing Lender of the amount of the increase in its Commitment.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.4(b), the Administrative Agent shall notify the Lenders (including each Assuming Lender) and the Company of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 p.m. (New York City time) on the Increase Date, make available for the account of its applicable lending office to the Administrative Agent, in same day funds, an aggregate amount to be distributed to the other Lenders for the account of their respective applicable lending offices such that the aggregate amount of the outstanding

Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Loans then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). The Credit Parties acknowledge that, in order to maintain Loans in accordance with each Lender’s ratable share thereof, a reallocation of the Commitments as a result of a non-pro-rata increase in the aggregate Commitments may require prepayment of all or portions of certain Loans on the date of such increase. Fees and interest shall be paid to reflect any such Commitment Increase.

Section 2.5. Extension of Maturity Date.

(a) The Company may, by sending an Extension Letter to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), during the period of not less than 30 days and not more than 60 days prior to any anniversary of the Effective Date, request that the Lenders extend the Maturity Date at the time in effect to the first anniversary of the Maturity Date then in effect. Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Letter, or if such day is not a Business Day, the immediately following Business Day (the “Response Date”) advise the Administrative Agent in writing whether or not such Lender agrees to such extension (each Lender that so advises the Administrative Agent that it will not extend the Maturity Date, being referred to herein as a “Non-extending Lender”); provided that any Lender that does not advise the Administrative Agent by the Response Date shall be deemed to be a Non-extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(b) (i) If Lenders holding Commitments that aggregate more than 50% of the total Commitments on the Response Date shall not have agreed to extend the Maturity Date, then the Maturity Date shall not be so extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable on such Maturity Date.

(ii) If (and only if) Lenders holding Commitments that aggregate at least 50% of the total Commitments on the Response Date shall have agreed to extend the Maturity Date, then the Maturity Date applicable to the Lenders that shall so have agreed shall be the first anniversary of the current Maturity Date (subject to satisfaction of the conditions set forth in the last sentence of Section 2.5(c)). In the event of such extension, the Commitment of each Non-extending Lender shall terminate on the Maturity Date in effect prior to such extension, all Loans and other amounts payable hereunder to such Non-extending Lenders shall become due and payable on such Maturity Date and the total Commitment of the Lenders hereunder shall be reduced by the Commitments of the Non-extending Lenders so terminated on such Maturity Date.

(c) In the event that the conditions of clause (ii) of paragraph (b) above have been satisfied, the Company shall have the right on or before the Maturity Date in effect prior to the requested extension, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in Section 8.4) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender, which may include any Lender (each an “Additional Commitment Lender”), provided that (x) such Additional Commitment Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Company (such approvals not to be unreasonably withheld), (y) such assignment shall become effective as of a date specified by the Company (which shall not be later than the Maturity Date in effect prior to the requested extension) and (z) the Additional Commitment Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Notwithstanding the foregoing, no extension of the Maturity Date shall become effective unless on the Response Date the conditions set forth in Section 4.2 (including the correctness of the representations and warranties set forth in Sections 3.5(b) and 3.6(a)) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to the Response Date) and the Administrative Agent shall have received a certificate to that effect dated the Response Date and executed by a Financial Officer of the Company.

Section 2.6. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Dollars, to the account of the Administrative Agent or an Affiliate thereof most recently designated by it for such purpose by notice to the Lenders, by 2:00 p.m., New York time or (ii) in the case of any Alternative Currency, to the account of the Administrative Agent or an Affiliate thereof most recently designated by it for such purpose by notice to the Lenders, by 12:00 p.m., London time. The Administrative Agent will make the proceeds of such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City (or, in the case of any Loan with respect to which such Borrower shall have requested funding in an Alternative Currency, to such account in such jurisdiction as such Borrower shall have designated in the applicable Borrowing Request).

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the applicable Overnight Rate from time to time in effect or (ii) in the case of such Borrower, the interest rate on the applicable Borrowing; provided that no repayment by such Borrower pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 2.15. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.7. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and in the Currency specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company (on its own behalf or on behalf of any other Borrower) may elect to convert such Borrowing (if denominated in Dollars) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods or Currencies therefor, all as provided in this Section. Eurocurrency Loans denominated in Alternative Currencies may not be converted to Loans of a different Type. The Company (on its own behalf or on behalf of any other Borrower) may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing.

(b) To make an election pursuant to this Section, the Company (on its own behalf or on behalf of any other Borrower) shall notify the Administrative Agent of such election by telephone (or, in the case of notices with respect to Eurocurrency Borrowings denominated in an Alternative Currency, in writing) by the time that a Borrowing Request would be required under Section 2.3 if the Company (on its own behalf or on behalf of any other Borrower) were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, (A) the Currency of the resulting Borrowing and (B) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify (x) an Interest Period, then the Company (on its own behalf or on behalf of any other Borrower) shall be deemed to have selected an Interest Period of one month’s duration or (y) a Currency, then the Company (on its own behalf or on behalf of any other Borrowing Subsidiary) shall be deemed to have selected a Borrowing denominated in Dollars (in the case of an initial Eurocurrency Borrowing) or the same Currency as the Eurocurrency Borrowing being continued.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company (on its own behalf or on behalf of any other Borrower) fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing (i) if denominated in Dollars shall be converted to an ABR Borrowing and (ii) if denominated in an Alternative Currency shall be converted to a one month Interest Period denominated in the same Currency as the Eurocurrency Borrowing being continued. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.8. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.9. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of its Revolving Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain a Register pursuant to Section 8.4(d), and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Class, Type and Currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.4) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its assigns).

Section 2.10. Prepayment of Loans. (a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Company (on its own behalf or on behalf of any other Borrower) shall notify the Administrative Agent by telephone (confirmed by telecopy) (or, in the case of notices with respect to Eurocurrency Borrowings denominated in an Alternative Currency, in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., Local Time three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing (including Swingline Loans), not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. If a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.15.

(c) If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Commitments of the Lenders (other than as a result of currency fluctuations in which case the provisions of Section 2.20 shall apply), the Borrowers shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Article VI in an amount sufficient to eliminate such excess.

Section 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (“Facility Fee”) in Dollars which shall accrue at the Applicable Rate for Facility Fee on the average daily amount of the Commitment of such Lender (whether used or unused) (other than with respect to a Defaulting Lender as provided in Section 2.23(a)) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fee accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent, for its own account, the administrative and other fees separately agreed upon between the Company and the Administrative Agent (collectively, the “Administrative Fees”).

(c) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender (including the Issuing Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Lender (including each Lender in the case of a Several Letter of Credit) a fronting fee, which shall accrue at the rate per annum agreed to by the Company and the applicable Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Lender during the period from and including the

Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this paragraph shall be payable promptly after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Costs Rate, if any, for such Interest Period.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the Maturity Date and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at a time when the Alternate Base Rate is based on clause (a) of the first sentence of the definition of Alternate Base Rate and (ii) interest for Loans denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the applicable Borrower of each determination of the LIBO Rate and the Mandatory Costs Rate.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company (on its own behalf or on behalf of the applicable Borrower) and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made in Dollars as an ABR Borrowing; provided that (A) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted and (B) if the circumstances giving rise to such notice affect only one Currency, then Borrowings in other Currencies shall be permitted.

Section 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement compensated for by the Mandatory Costs Rate or pursuant to Section 2.24(a)) or the Issuing Lender;

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other

Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If the cost to any Lender or the Issuing Lender of making or maintaining any Loan to a Borrowing Subsidiary incorporated or organized in a jurisdiction other than the United States of America or any state thereof is increased (or the amount of any sum received or receivable by any Lender or its lending office is reduced) by an amount deemed by such Lender or the Issuing Lender to be material, by reason of the fact that such Borrowing Subsidiary is incorporated or organized in a jurisdiction outside of the United States of America, such Borrowing Subsidiary shall indemnify such Lender or the Issuing Lender, as the case may be, for such increased cost or reduction within 15 days after demand by such Lender or the Issuing

Lender (with a copy to the Administrative Agent), which such Lender or the Issuing Lender, as the case may be, shall make within 60 days from the day such Lender or the Issuing Lender has notice of such increased cost or reduction; provided this Section 2.14(e) shall not apply to (i) Taxes which are governed by Section 2.16 or (ii) increased costs for which any Lender or the Issuing Lender is compensated for by the Mandatory Costs Rate.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any Credit Party under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes, unless such withholding or deduction is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are withheld or deducted in respect of payment to, or paid or payable by, such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the Recipient delivers to any Credit Party a certificate stating the amount of any Indemnified Taxes so withheld, paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal position of such Lender with respect to any tax matter. Upon the reasonable request of the Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f) (to the extent it is legally eligible to do so). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the applicable Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations any Loan Document.

(i) Issuing Lender. For purposes of Section 2.16(e) and (f), the term “Lender” includes any Issuing Lender.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 3:00 p.m., Local Time at the place of payment, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, or such other location as the Administrative Agent shall designate from time to time, except payments to be made directly to the Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 8.5 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars or, in the case of principal of and interest on any Loan denominated in an Alternative Currency, the applicable Alternative Currency, as the case may be. Except as provided in clause (c) below, each payment or prepayment of principal or payment of interest in respect of a Borrowing of Revolving Loans shall be allocated ratably among the parties entitled thereto.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal (including reimbursement of LC Disbursements) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 8.4 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate in effect from time to time.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, if any amount becomes payable by any Borrower under paragraph 3 of Exhibit F, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to file any certificate or document requested by the Company (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, paragraph 3 of Exhibit F or Section 2.16, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) the Company determines that the Additional Cost Rate (as defined in Exhibit F) for any Lender is higher than the majority of the other Lenders by an amount that the Company deems material, (iv) any Lender is a Defaulting Lender, or (v) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Company may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.4, it being agreed the assigning Lender shall be deemed to have consented to an Assignment and Assumption and shall not be required to execute an Assignment and Assumption), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and shall not be required in connection with an assignment to another Lender, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or each applicable Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (D) in the case of an assignment pursuant to clause (iv) above, no Default or Event of Default shall have occurred and be continuing and (E) the Administrative Agent shall have received from the Company a processing and recordation fee of $3,500 with respect to each such assignment to a Person which is not then a Lender.

Section 2.19. Borrowing Subsidiaries. The Company may designate any Wholly Owned Subsidiary of the Company as a Borrowing Subsidiary upon ten Business Days notice to the Administrative Agent and the Lenders (such notice to include the name, primary business address and tax identification number of such proposed Borrowing Subsidiary). Subject to Section 4.3 and upon proper notice and the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement executed by such a Wholly Owned Subsidiary and the Company, such Wholly Owned Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement. A Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as no Loans, fees or other amounts due in connection therewith pursuant to the terms hereof shall be outstanding to such Subsidiary and such Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination.

Section 2.20. Prepayments Required Due to Currency Fluctuation.

(a) Not later than 1:00 p.m., New York City time, on the last Business Day of each fiscal quarter and at such other time as is reasonably determined by the Administrative Agent (the “Calculation Time”), the Administrative Agent shall determine the Dollar Equivalent of the aggregate Revolving Credit Exposures as of such date.

(b) If at the Calculation Time, the Dollar Equivalent of the aggregate Revolving Credit Exposure exceeds the aggregate Commitments by 5% or more, then within five Business Days after notice thereof to the Company from the Administrative Agent, the Company shall (or cause any Borrowing Subsidiary to) prepay Loans in an aggregate principal amount at least equal to such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Article VI in an amount sufficient to eliminate such excess. Nothing set forth in this Section 2.20(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.20(b) other than at the times set forth in Section 2.20(a).

Section 2.21. Swingline. (a) (i) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars under the Commitments to the Borrower or any Borrowing Subsidiary from time to time on any Business Day during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (B) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company or any Borrowing Subsidiary may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall be in an aggregate amount that is not less than $100,000. Swingline Loans shall be ABR Loans; provided that so long as the Lenders have not been required to purchase participations in a Swingline Loan pursuant to Section 2.21(d), a Swingline Loan may have such other terms (including the applicable interest rate and basis for calculating interest, repayment terms, prepayment indemnities and increased cost provisions) as may be agreed to by the Company and the Swingline Lender (it being understood that the Swingline Lender shall have no obligation to agree to any such terms or to make any Swingline Loans that are not ABR Loans).

(ii) Each applicable Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of (A) Maturity Date and (B) the Business Day following demand by the Swingline Lender.

(b) To request a Swingline Loan, a Borrower or the Company (on behalf of any Borrowing Subsidiary) shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower or the Company (on behalf of any Borrowing Subsidiary). The Swingline Lender shall make each Swingline Loan available to such Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.22, by remittance to the Issuing Lender) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Company (which hereby irrevocably directs the Swingline Lender to act on its behalf in accordance with this Section), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each

Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the account of the Administrative Agent or an affiliate thereof most recently designated by it for such purposes by notice to the Lenders in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Company irrevocably authorizes the Swingline Lender to charge the Company’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.21(c), one of the events described in paragraph (g) or (h) of Section 6 shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.21(c), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.21(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(e) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(f) Each Lender’s obligation to make the Loans referred to in Section 2.21(c) and to purchase participating interests pursuant to Section 2.21(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender, the Borrowers or the Guarantors may have against the Swingline Lender, any Borrower, any Guarantor or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any Guarantor, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Credit Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.22. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower and the Company (on behalf of any Borrowing Subsidiary) may request the issuance in Dollars of Letters of Credit for its own account (including for the account of any Borrowing Subsidiary), in a form reasonably acceptable to the Administrative Agent and the Issuing Lender (or, in the case of a Several Letter of Credit, the Lenders), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower or the Company (on behalf of any Borrowing Subsidiary) to, or entered into by a Borrower or the Company (on behalf of any Borrowing Subsidiary) with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. At the request of a Borrower or the Company (on behalf of any Borrowing Subsidiary), any Letter of Credit may be issued for the joint and several account of such Borrower and another Borrower.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower or the Company (on behalf of any Borrowing Subsidiary) shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.22), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, such Borrower or the Company (on behalf of any Borrowing Subsidiary) also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the total Revolving Credit Exposures shall not exceed the total Commitments and (iii) the LC Exposure of any Issuing Lender shall not exceed such Issuing Lender’s LC Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that an Issuing Lender may elect to issue a Letter of Credit with an expiration date extending beyond the Maturity Date if the Company agrees that it will, on the Maturity Date (or such earlier date as may be requested by the Issuing Lender), deliver to such Issuing Lender cash collateral in an amount equal to 103% of the stated amount of such Letter of Credit pursuant to documentation reasonably satisfactory to the Borrower and such Issuing Lender; and provided further that upon the consummation of such cash collateralization of any Letter of Credit, the participation of each Lender therein shall terminate.

(d) Participations. (i) The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender, and, to induce the Issuing Lender to issue Letters of Credit, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such Lender’s own account and risk an undivided interest equal to such Lender’s Applicable Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Lender’s Applicable Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Lender, any Borrower, any Guarantor or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (C) any adverse change in the condition (financial or otherwise) of any Borrower or any Guarantor, (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Credit Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii) If any amount required to be paid by any Lender to the Issuing Lender pursuant to Section 2.22(d)(i) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Lender shall pay to the Issuing Lender on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.22(d)(i) is not made available to the Issuing Lender by such Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Lender its pro rata share of such payment in accordance with Section 2.22(d)(i), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such Lender its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Lender shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that such Borrower receives such notice; provided that a Borrower or the Company (on behalf of the applicable Borrowing Subsidiary) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.21 that such payment be financed with a Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.6 with respect to Revolving Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.22 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or this Agreement;

(iii) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Lender, the Issuing Agent, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Lender, the Issuing Agent, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of any Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Lender, the Issuing Agent or any of their Affiliates, directors, officers, employees and agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (vi) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender or the Issuing Agent; provided that the foregoing shall not be construed to excuse the Issuing Lender and the Issuing Agent from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s or Issuing Agent’s, as applicable, failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the Issuing Lender and the Issuing Agent shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of the Issuing Lender or Issuing Agent, as applicable. Without limiting the generality of the foregoing, it is understood that the Issuing Lender and Issuing Agent may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that each of the Issuing Lender and the Issuing Agent shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. As used in this paragraph (f), the term “Issuing Lender” includes each Issuing Lender in respect of the Several Letters of Credit. No Issuing Lender in respect of a Several Letter of Credit shall have any liability to any Borrower as a result of any action taken or not taken or any determination made by the Issuing Agent.

(g) Disbursement Procedures. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrowers shall reimburse (including with the proceeds of Loans as provided in Section 2.22(e)) such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement at the rate per annum specified in Section 2.12(a); provided that, if the Borrowers fail to reimburse (including with the proceeds of Loans as provided in Section 2.22(e)) such LC Disbursement when due pursuant to paragraph (e) of this Section 2.22, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.22 to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Several Letters of Credit. (i) In the event that the Borrowers require Letters of Credit in an aggregate drawable amount that exceeds the aggregate LC Sublimits of the Issuing Lenders, then the Company may request that Letters of Credit be issued by the Lenders on a several basis (each, a “Several Letter of Credit”), with each Lender being an Issuing Lender with respect to such Letter of Credit in an amount equal to its Applicable Percentage of the drawable amount of such Letter of Credit. Each Lender agrees to execute and deliver Several Letters of Credit on the terms described in this paragraph. Each Several Letter of Credit (A) shall provide that the beneficiary may only draw thereunder if it makes a simultaneous drawing on each Lender for such Lender’s Applicable Percentage of such drawing and (B) shall allow for replacements, substitutions and reallocations of the issuers of such Several Letters of Credit and the reallocation of drawable interests thereunder in order to allow and give effect to assignments of Commitments permitted by Section 8.4. Each Several Letter of Credit shall be issued pursuant to procedures established by the Administrative Agent and Issuing Agent in a manner consistent with this Section 2.22.

(ii) Each Several Letter of Credit will be issued by the Issuing Agent on behalf of the Lenders and the Issuing Agent shall provide a copy of each Several Letter of Credit to each Lender promptly following issuance or amendment thereof. The obligations of each Lender under and in respect of each Several Letter of Credit are several, and the failure by any Lender to perform its obligations hereunder or under any Several Letter of Credit shall not affect the obligations of the Borrowers toward any other party hereto nor shall any other such party be liable for the failure by such Lender to perform its obligations hereunder or under any Several Letter of Credit.

(iii) Subject to and on the terms and conditions set forth herein, the Issuing Agent is hereby authorized by the Borrowers and the Lenders to arrange for the issuance of any Several Letter of Credit pursuant to Section 2.22(i) and the amendment of any Several Letter of Credit pursuant to Section 2.18, Section 2.22(b) and/or Section 8.4 by:

(A) completing the date of issuance and the expiration date of such Several Letter of Credit (it being understood that no Several Letter of Credit shall have an expiration date that is later than five Business Days prior to the Maturity Date unless each Lender agrees to such later date);

(B) in the case of an amendment increasing or reducing the amount thereof, amending such Several Letter of Credit in such manner as the Issuing Agent and the respective beneficiary may agree;

(C) (1) completing such Several Letter of Credit with the participation of each Lender as allocated pursuant to the terms hereof, and (2) executing such Several Letter of Credit on behalf of each Lender and, following such execution, delivering such Several Letter of Credit to the beneficiary of such Several Letter of Credit; and

(D) notifying the Company of the presentation of any drafts for payment under such Several Letter of Credit.

(iv) Each Several Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Several Letter of Credit, and the Issuing Agent shall act under each Several Letter of Credit, and each Several Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Several Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Several Letter of Credit and (c) notify such Lender and the Borrowers that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Issuing Agent shall have no obligation or liability for any LC Disbursement under such Several Letter of Credit, and each Several Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Issuing Agent its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Lender each Several Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Several Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Several Letter of Credit.

(v) The provisions set forth above in Section 2.22(a)-(h), including the Company’s obligations in Section 2.22(b), (c), (e) and (f) shall apply, mutatis mutandis, to Several Letters of Credit to the extent applicable and the protections and standards of care set forth in Section 2.22(a)-(h) with respect to Issuing Lenders shall apply to the Issuing Agent as applicable.

Section 2.23. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.7); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; provided further that the Commitment of a Defaulting Lender may not be increased and the Availability Period as it applies to a Defaulting Lender may not be extended, in each case without the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment and (z) the conditions set forth in paragraphs (a) and (b) of Section 4.2 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VI for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.23(c)(ii), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.23(c)(i), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to the foregoing provisions of Section 2.23(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise, including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17(c) but excluding Section 2.18) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, if requested by the Company and with the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (v) fifth, if requested by the Company and with the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (B) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.24. Additional Reserve Costs. (a) Each applicable Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender.

(b) Any additional interest owed pursuant to paragraph (a) of this Section shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be due and payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan. If a Lender fails to give such notice at least five Business Days before such date, then such additional interest shall be due and payable five Business Days after such notice is given.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each of the Lenders and the Administrative Agent that:

Section 3.1. Organization; Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Credit Party is duly incorporated or organized, validly existing and (to the extent such concept applies in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Credit Party (a) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; (b) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect; and (c) has the power and authority to execute and deliver this Agreement (or, in the case of the Borrowing Subsidiaries, the Borrowing Subsidiary Agreements), to perform its obligations hereunder and, in the case of the Borrowers, to borrow hereunder.

Section 3.2. Authorization. The Transactions (a) are within each Credit Party’s powers and have been duly authorized by all requisite action, as applicable, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any Contractual Obligation, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in the creation or imposition of any lien upon any property or assets of the Company or any Subsidiary other than, in the case of clauses (i)(A), (i)(C), (i)(D), (ii) and (iii), any such violations, conflicts, breaches, defaults or liens that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.3. Enforceability. Each Loan Document constitutes or, when executed and delivered, will constitute a legal, valid and binding obligation of each Credit Party party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

Section 3.4. Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions.

Section 3.5. Financial Statements; No Material Adverse Change. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders copies of (i) its audited consolidated financial statements for the fiscal year ended December 31, 2010, which were included in its annual report on Form 10-K as filed with the SEC under the Exchange Act on February 16, 2011 and (ii) its unaudited consolidated financial statements for the quarter ended March 31, 2011, which were included in its quarterly report on Form 10-Q as filed with the SEC under the Exchange Act on April 28, 2011. Such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries, taken as a whole, as of, and for the accounting periods ending on, such dates in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

(b) Since December 31, 2010, there has been no material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, from those reflected in the audited financial statements referred to in the preceding clause (a).

Section 3.6. Litigation; Compliance with Laws. (a) There are no actions, proceedings or investigations filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Company or MJC from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

Section 3.7. Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

Section 3.8. Use of Proceeds. All proceeds of the Loans shall be used for the purposes referred to in the recitals to this Agreement.

Section 3.9. Taxes. The Company and the Subsidiaries have filed or caused to be filed all Federal income tax and other material federal state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside.

Section 3.10. Employee Benefit Plans. Each Plan’s funding target (as defined in Section 430 of the Code) does not exceed the fair market value of such Plan’s assets (as determined under Section 430 of the Code), except as would not individually or in the aggregate have a Material Adverse Effect. Each Plan of the Company or any ERISA Affiliate has maintained the minimum funding standard required by Section 412 of the Code and no waiver of such standard has been sought or granted. Except as would not individually or in the aggregate have a Material Adverse Effect: (a) no ERISA Termination Event has occurred or (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

Section 3.11. Environmental and Safety Matters. Other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect: (i) the Company and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (ii) there are and have been no Hazardous Substances at any property owned, leased or operated by the Company or any Subsidiary now or in the past, or at any other location, that could reasonably be expected to result in liability of the Company or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law; (iii) there are no past, present, or, to the knowledge of the Company and the Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Company or any of the Subsidiaries from, or increase the costs to the Company or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (iv) neither the Company nor any of the Subsidiaries has retained or assumed, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.

Section 3.12. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property that are material to the business of the Company and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property that are material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.13. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.14. Accuracy of Information, etc. The Confidential Information Memorandum and all other information, exhibits and reports furnished by the Company and its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of, or pursuant to the terms of, this Agreement do not, considered as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which any such statements were made, not misleading.

ARTICLE IV

CONDITIONS

Section 4.1. Effective Date. The obligations of the Lenders to make Loans and of any Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.7):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion letter (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Mayer Brown LLP, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion letter.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and MJC, the authorization of the Transactions and any other legal matters relating to the Company and MJC, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.2.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced not less than two Business Days before the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) The Administrative Agent shall have received evidence satisfactory to it that all amounts owing under the Existing Credit Agreement have been (or concurrently with the effectiveness hereof will be) paid in full and all commitments thereunder have been terminated.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing made solely to refinance outstanding Borrowings that does not increase the aggregate principal amount of the Loans of any Lender outstanding) and of the Issuing Lender to issue, amend, renew or extend a Letter of Credit (each such event, a “Credit Event”) on any date is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 3.5(b) and 3.6(a) on any date other than the Effective Date) shall be true and correct in all material respects (provided that such representations and warranties qualified as to materiality shall be true and correct) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case those representations and warranties will be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing (and the use of the proceeds thereof) or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Company shall be in compliance with the Consolidated Leverage Ratio set forth in Section 5.13(a). Such pro forma Consolidated Leverage Ratio shall be calculated using Consolidated EBITDA for the most recent period of four consecutive fiscal quarters ended prior to such date for which financial statements are available.

Each Borrowing and the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Section 4.3. Initial Borrowing by Each Borrowing Subsidiary. The obligation of each Lender to make a Loan on the occasion of the first Borrowing by each Borrowing Subsidiary is subject to (a) the ability (legal or otherwise) of the Lenders to lend to such Borrowing Subsidiary as determined in good faith by each Lender, (b) customary corporate deliveries (excluding legal opinions), (c) delivery of all “know your customer” and anti-money laundering information reasonably requested by the Administrative Agent on behalf of any Lender not less than five Business Days prior to the effective date of the designation of such Subsidiary as a “Borrowing Subsidiary” pursuant to Section 2.19, (d) the satisfaction of the condition that the Administrative Agent (or its counsel) shall have received a Borrowing Subsidiary Agreement properly executed by such Borrowing Subsidiary and the Company and (e) the satisfaction of the conditions set forth in Section 4.2.

ARTICLE V

COVENANTS

Affirmative Covenants. The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid or any Letter of Credit remains outstanding, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

Section 5.1. Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights and franchises that are material to the business of the Company and its Subsidiaries as a whole, except as expressly permitted under Section 5.9 and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.

Section 5.2. Business and Properties. Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Company and its Subsidiaries as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect.

Section 5.3. Financial Statements, Reports, Etc. Furnish to the Administrative Agent and each Lender:

(a) within 95 days after the end of each fiscal year, its annual report on Form 10-K as filed with the SEC, including its consolidated balance sheet and the related consolidated earnings statement showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants (without a “going concern” qualification or exception and without any qualification or exception with respect to the scope of such opinion) to the effect that such consolidated financial statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its quarterly report on Form 10-Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated earnings statement, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) calculating the Consolidated Leverage Ratio in reasonable detail as of the last day of the applicable fiscal period and calculating the Consolidated Interest Coverage Ratio in reasonable detail for the period of four fiscal quarters ending on the last day of such fiscal period; and

(d) promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent.

Information required to be delivered pursuant to this Section 5.3 shall be deemed to have been effectively delivered (including for purposes of Section 8.1(b)) on the date on which the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such information has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or at another relevant website identified in such notice and accessible by the Lenders without charge. Any such notice by the Company or the Administrative Agent may be by e-mail to the addresses provided in or pursuant to Sections 8.1(b) and 8.1(c).

Section 5.4. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

Section 5.5. Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

Section 5.6. Litigation and Other Notices. Give the Administrative Agent written notice of the following within five Business Days after any executive officer of the Company obtains knowledge thereof:

(a) the filing or commencement of any action, suit or proceeding which the Company reasonably expects to result in a Material Adverse Effect; and

(b) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

Section 5.7. Books and Records. Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.

Section 5.8. Ownership of Borrowers. Cause each Subsidiary which is a Borrower to be a Wholly Owned Subsidiary.

Negative Covenants. The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid or any Letter of Credit remains outstanding, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to:

Section 5.9. Consolidations, Mergers, and Sales of Assets. In the case of the Company, (a) consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (b) sell, or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell, or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

Section 5.10. Liens. Create, assume or suffer to exist any Lien upon any property, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a) Liens existing on the date hereof and set forth on Schedule 5.10 hereto;

(b) any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary; provided that such Lien was not created in anticipation of such Person becoming a Subsidiary;

(c) any Lien existing on property at the time of the acquisition thereof by the Company or any Subsidiary; provided that such Lien was not created in anticipation of such Person becoming a Subsidiary;

(d) any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the acquisition of any fixed assets (but not assets constituting a line of business) for the purpose of financing all or any part of the purchase price thereof;

(e) any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any property for the purpose of financing all or any part of the cost thereof;

(f) any Liens securing Debt of a Subsidiary owing to the Company or to another Subsidiary;

(g) Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;

(i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(l) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any Subsidiary in the ordinary course of business;

(m) customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(n) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (m) above, so long as the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property);

(o) Liens securing any obligations of the Credit Parties under the Loan Documents or guarantees in respect thereof;

(p) Liens securing any Debt arising under the Indenture and any Guarantee thereof as long as the obligations of the Credit Parties under the Loan Documents and any Guarantee thereof are secured equally and ratably with (or prior to) such Liens on terms reasonably satisfactory to the Administrative Agent; and

(q) any Lien not otherwise permitted by clauses (a) through (p) above; provided that the obligations secured thereby shall not at any time exceed $125,000,000.

Section 5.11. Limitation on Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, or permit any Subsidiary to do so, unless the Company or such Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased without violating Section 5.10(q) or 5.12.

Section 5.12. Indebtedness. Permit Subsidiaries of the Company to create, issue, incur, assume or otherwise become liable for any Debt if, immediately after giving effect to such event, the aggregate principal amount of all Debt of Subsidiaries of the Company (other than Permitted Subsidiary Debt) would exceed the greater of (a) $150,000,000 and (b) an amount equal to 5% of the total assets of the Company and its Subsidiaries on a consolidated basis, as such total assets are reflected on the financial statements of the Company most recently delivered pursuant to Section 5.3.

Section 5.13. Financial Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to exceed 3.25 to 1.00 on the last day of each fiscal quarter of the Company.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00 on the last day of each fiscal quarter for any period of four consecutive fiscal quarters.

Section 5.14. Transactions with Affiliates. Enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except any such transaction which is (a) not otherwise prohibited under this Agreement and upon fair and reasonable terms no less favorable to the Company or the relevant Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) entered into on or prior to the date hereof or contemplated by any agreement identified on Schedule 5.14 hereof, (c) between or among the Company and/or one or more Subsidiaries exclusively, (d) any Restricted Payment permitted hereunder or (e) any arrangements with officers, directors, representatives or other employees of the Company or any Subsidiary relating specifically to employment as such.

Section 5.15. Restrictive Agreements. (a) Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) restrictions in the Indenture or any Guarantee thereof, so long as in each case such restrictions are no more restrictive than those in effect thereunder on the Effective Date, (iii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iv) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices.

(c) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Debt owed to, the Company or any other Subsidiary of the Company, (ii) make loans or advances to, or other investments in, the Company or any other Subsidiary of the Company or (iii) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents, (B) applicable law, (C) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (D) customary restrictions in security agreements, mortgages or capital leases securing Debt to the extent such restrictions only restrict the transfer of the property subject to such security agreement, mortgage or capital lease, (E) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (F) customary non-assignment provisions arising in connection with any acquisition agreement.

Section 5.16. Amendment of Separation Agreements. Amend or otherwise modify, or fail to enforce in a timely way, its rights under the Separation Agreements, if such amendment, modification or failure would or would be reasonably likely to, result in a Material Adverse Effect.

Section 5.17. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, (collectively “Restricted Payments”) if after giving effect thereto there shall be a Default, except that any Subsidiary may make Restricted Payments to the Company or any Wholly Owned Subsidiary; provided that if there shall not be a Default at the time such dividend is declared, such dividend may be paid within 60 days of declaration notwithstanding that there may be a Default on the date of payment.

Section 5.18. ERISA. Permit the present aggregate value of projected benefit obligations (as determined in accordance with FAS 158) of all Plans and all foreign employee pension benefit plans (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP), as of the most recent statements available, to exceed the aggregate value of the assets for all such plans by an amount that would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder or the issuance or increase in the drawable amount of any Letter of Credit hereunder or under any Borrowing Subsidiary Agreement shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.6, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, or 5.17;

(e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $75,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Debt to become due prior to its stated maturity or, in the case of any such Debt arising out of a Guarantee, to become payable;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary or (iii) the winding up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount equal to or greater than $75,000,000 (exclusive of any amount thereof covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(j) (i) a Plan of the Company or any Subsidiary shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c), or (ii) an ERISA Termination Event shall have occurred with respect to the Company or any Subsidiary or an ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iii) the Company or any Subsidiary or any ERISA Affiliate shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, or (iv) the Company or any Subsidiary or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Sections 412 or 430 of the Code on or before the due date for such installment or other payment, or (v) the Company or any Subsidiary or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) which the Company or any Subsidiary or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC, a Plan or a Multiemployer Plan which will have a Material Adverse Effect;

(k) a Change in Control shall occur; or

(l) the guarantee in Section 8.16 shall cease to be, or shall be asserted by the Company or MJC not to be, a valid and binding obligation on the part of the Company or, at any time MJC is a Guarantor thereunder, of MJC;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company or any Borrowing Subsidiary (which notice to a Borrowing Subsidiary may be given to the Company), take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company or any Borrowing Subsidiary accrued hereunder (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company and the Borrowing Subsidiaries accrued hereunder (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).

ARTICLE VII

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank, N.A. is hereby appointed to act as the Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agents by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, payments in respect of the Letters of Credit and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company, MJC or any Borrowing Subsidiary of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Credit Party pursuant to this Agreement as received by the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent shall have no duties under the Loan Documents in its capacity as Administrative Agent and none of the Syndication Agent or Joint Lead Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as an agent or a Lender.

Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Company, MJC or any Borrowing Subsidiary of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent may deem and treat the Lender which makes any Loan or issues or participates in any Letter of Credit as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Company, MJC or any Borrowing Subsidiary on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Company, MJC or any Borrowing Subsidiary of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through its Affiliates, agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by, or Letters of Credit issued or participated in by, it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its Applicable Percentage of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Company and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against either of them in its capacity as an Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Company; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i) if to the Company, to Mead Johnson Nutrition Company, 2701 Patriot Blvd., Glenview, Illinois 60026, Attention of Kevin Wilson (Telecopy No. (812) 647-8067) and the General Counsel/Bill P’Pool (Telecopy No. (847) 832-2465);

(ii) if to the Administrative Agent, to the Attention of Mandy Brewer (Telecopy No. (713) 750-2956); provided that notices with respect to fundings and payments in Alternative Currencies shall also be delivered to J.P. Morgan Europe Limited, Attention of the Manager/Ching Loh (Telecopy No. +44 207 777 2360);

(iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender became a party hereto; and

(iv) if to MJC or any Borrowing Subsidiary, to it at the address (or telecopy number) set forth above for the Company. Each of MJC and each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the purpose of giving on its behalf any notice and taking any other action provided for in this Agreement and hereby agrees that it shall be bound by any such notice or action given or taken by the Company hereunder irrespective of whether or not any such notice shall have in fact been authorized by MJC or such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein shall have theretofore been terminated.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

(b) So long as JPMCB or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.3 shall be delivered to JPMCB in an electronic medium in a format reasonably acceptable to the Administrative Agents by e-mail at Covenant.compliance@jpmchase.com; provided that if a Credit Party also delivers such materials in paper format to the Administrative Agent, such paper materials shall be deemed the materials delivered pursuant to Section 5.3 for all purposes. The Company agrees that, except as directed otherwise by the Company, the Administrative Agent may make such materials (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”), subject to the implementation of confidentiality agreements and procedures reasonably acceptable to the Company. The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Company, the Administrative Agent or any of its Affiliates in connection with the Platform. Nothing in this Section 8.1(b) shall limit the obligations of the Administrative Agent and the Lenders under Section 8.18.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications or any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, with Communications, the “Materials”) have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Materials to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender), (ii) that any Notice may be sent to such e-mail address and (iii) that the Company shall be responsible only for the Communications and shall not have any liability (unless otherwise agreed in writing by the Company) for any other Materials made available to the Lenders and shall not have any liability for any errors or omissions in the Communications other than errors or omissions in the materials delivered to the Administrative Agent by the Company.

Section 8.2. Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

Section 8.3. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, MJC and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of the Company, MJC and any Borrowing Subsidiary shall have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.

Section 8.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may (and, within five days after notice by the Company to any Lender in accordance with Section 2.18(b), shall) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under clause (g) or (h) of Article VI, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(C) the Issuing Lender; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 8.4(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), 2.17(d), 2.21(c) or 2.22(d) or (e), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.7(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.12 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or otherwise assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder. In order to facilitate such an assignment to a

Federal Reserve Bank, the Company shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made by the assigning Lender hereunder.

Section 8.5. Expenses; Indemnity. (a) The Company agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with entering into this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable and documented fees, disbursements and other charges of a single counsel), or incurred by the Administrative Agent or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Loans made hereunder or thereunder, including the fees and disbursements of counsel for the Administrative Agent and, in the case of enforcement, each Lender.

(b) The Company agrees to indemnify the Administrative Agent, the Syndication Agent and each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Loans and the use of the Letters of Credit or (iii) any claim, litigation, investigation or proceeding brought by the Company, its creditors, its equity holders or any other third party relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates and (B) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders.

(c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the Syndication Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

Section 8.6. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.7. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Issuing Lender or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or reimbursement obligation with respect to an LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or amend or modify Section 8.16, without the prior written consent of each Lender directly affected thereby, (ii) increase the Commitment, or decrease the Facility Fees or fees in respect of Letters of Credit of any Lender (with the exception of fronting fees payable to the Issuing Lender, which shall require the consent of the Issuing Lender) without the prior written consent of such Lender or (iii) amend or modify the provisions of Section 2.17 or 8.4(h), the provisions of this Section or the definition of the “Required Lenders”, or release any Guarantor from its obligations under Section 8.16 except for the release of MJC in connection with the consummation of a transaction permitted under Section 5.9, or amend the definition of “Alternative Currency” to add any currency, without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of (x) the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (y) the Swingline Lender without the prior written consent of the Swingline Lender or (z) any Issuing Lender without the prior written consent of such Issuing Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

Section 8.8. Entire Agreement. This Agreement constitutes the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.9. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.3. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates which has made a Loan to a Subsidiary Borrower pursuant to Section 2.2(e) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, or any Affiliate thereof, to or for the credit or obligations of the Company, the applicable Borrowing Subsidiary and any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 8.13. Jurisdiction; Consent to Service of Process. (a) Each of the Company, MJC and each Borrowing Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each Credit Party waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section for any special, exemplary, punitive or consequential damages.

Section 8.14. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

Section 8.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 8.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 8.16. Guaranty. (a) Unconditional Guaranty.

(i) In order to induce the Lenders to make Loans to and otherwise extend credit to the Borrowers under this Agreement, but subject to Section 8.16(b) in the case of MJC, each Guarantor hereby unconditionally guarantees the payment in full of all Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Guaranteed Obligations.

(ii) Each Guarantor waives promptness, diligence, presentment to, demand of payment from and protest to the Credit Parties of any Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall be absolute and unconditional and not be affected by (a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement or any other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Documents or any other agreement; (c) the failure of any Lender to exercise any right or remedy against any Credit Party; (d) the invalidity or unenforceability of any Loan Document; (e) any change in the corporate existence or structure of any Credit Party; (f) any claims or rights of set off that may be claimed by any Credit Party; (g) any law, regulation, decree or order of any jurisdiction or any event affecting any term of any Guaranteed Obligations; or (h) any other circumstance which might otherwise constitute a defense available to or discharge of a borrower or a guarantor (other than payment).

(iii) Each Guarantor further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Credit Party or any other Person.

(iv) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Guarantors (or either of them) or otherwise operate as a discharge of the Guarantors (or either of them) as a matter of law or equity.

(v) Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligations is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Credit Party or otherwise.

(vi) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Guarantors (or either of them) by virtue hereof, upon the failure of any Credit Party to pay any applicable Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Guaranteed Obligations. In the event that, by reason of the bankruptcy of any

Credit Party, (i) acceleration of Loans made to such Credit Party is prevented and (ii) the Guarantors shall not have prepaid the outstanding Loans and other amounts due hereunder owed by such Credit Party (and cash collateralization of obligations in respect of undrawn Letters of Credit), the Guarantors will forthwith purchase such Loans and other amounts at a price equal to the principal amount thereof plus accrued interest thereon and any other amounts due hereunder with respect thereto. Each Guarantor further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Guaranteed Obligations in such currency or such place of payment shall be impossible or, in the judgment of any applicable Lender, not consistent with the protection of its rights or interests, then, at the election of any applicable Lender, the Guarantors shall make payment of such Guaranteed Obligations in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

(vii) Following indefeasible payment in full in cash of all Guaranteed Obligations and the termination of the Commitments hereunder, upon payment by either Guarantor of any Guaranteed Obligations, each Lender shall, in a reasonable manner, assign the amount of such Guaranteed Obligations owed to it and paid by such Guarantor pursuant to this guarantee to such Guarantor, such assignment to be pro tanto to the extent to which the Guaranteed Obligations in question were discharged by such Guarantor, or make such Disposition thereof as such Guarantor shall direct (all without recourse to any Lender and without any representation or warranty by any Lender except with respect to the amount of the Guaranteed Obligations so assigned).

(viii) Upon payment by a Guarantor of any sums as provided in this Section 8.16, all rights of such Guarantor against any other Credit Party arising as a result thereof by way of right of subrogation, contribution or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all Guaranteed Obligations to the Lenders and termination of the Commitments.

(ix) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor in its capacity as a guarantor under this Section 8.16 shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established above).

(x) Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 8.16 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(xi) This is a continuing guaranty and applies to all Guaranteed Obligations whenever arising. This guaranty is irrevocable and will remain in full force and effect until the payment in full of the Guaranteed Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Guaranteed Obligations.

(b) Limitation on MJC Guaranty. The guaranty by MJC set forth in Section 8.16(a) (the “MJC Guaranty”) shall only be effective during periods when the Company does not have an Investment Grade Rating (determined as set forth below). Accordingly, (i) if at any time the Company fails to have an Investment Grade Rating, the MJC Guaranty shall immediately become effective without any further action by MJC or any other Person (and MJC will, promptly upon request by the Administrative Agent, execute and deliver such documents as the Administrative Agent may reasonably request to confirm the effectiveness of the MJC Guaranty); and (ii) if, during any period that the MJC Guaranty is effective, the Company obtains an Investment Grade Rating, MJC shall immediately be released from the MJC Guaranty without further action by the Administrative Agent, any Lender or any other Person (and the Administrative Agent will, promptly upon request by MJC, execute and deliver such documents as MJC may reasonably request to confirm the release of MJC from its obligations under the MJC Guaranty (but without prejudice to the MJC Guaranty automatically becoming effective again under the circumstances described in clause (i) of this sentence)). For purposes of the foregoing, the Company shall be deemed to have an “Investment Grade Rating” if the Company has either (i) a corporate credit rating of BBB- or higher from S&P or (ii) a corporate credit rating of Baa3 or higher from Moody’s.

Section 8.17. European Monetary Union. If, as a result of any nation’s becoming a member of the European monetary union, (a) any currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro, then any amount payable hereunder by any party hereto in such currency shall instead be payable in Euros and the amount so payable shall be determined by translating the amount payable in such currency to Euros at the exchange rate recognized by the European Central Bank for the purpose of such nation’s becoming a member of the European monetary union, or (b) any currency and the Euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Loan made at such time shall be made in Euros and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in Euros (in an amount determined as set forth in clause (a)), at the election of the obligor. Prior to the occurrence of the event or events described in clause (a) or (b) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency.

Section 8.18. Confidentiality. Each of the Administrative Agent and the Lenders expressly agree, for the benefit of the Company and the Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f)

subject to an express agreement for the benefit of the Company and the Subsidiaries containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty) with the Company or any of its Subsidiaries, (g) with the consent of the Company or the Subsidiaries, as applicable, (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or the Subsidiaries, or (i) subject to an express agreement for the benefit of the Company and the Subsidiaries containing provisions substantially the same as those of this Section, to any credit insurance provider relating to the Company or the Subsidiaries and their obligations. For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company or the Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided that, in the case of information received from the Company or the Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; provided that with respect to disclosures pursuant to clause (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company and the Subsidiaries of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Company, the Subsidiaries and their respective Affiliates may rely upon this Section 8.18 for any purpose, including to comply with Regulation FD.

Section 8.19. Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 8.20. Termination of Existing Agreement. The Company and each applicable Lender agree that concurrently with the effectiveness of this Agreement, the commitment amounts under the Existing Credit Agreement shall automatically reduce to zero and the Existing Credit Agreement shall terminate, without any notice or other action of any kind and notwithstanding any notice or other requirement contained in the Existing Credit Agreement; provided that (a) the Company shall have paid all amounts then payable under the Existing Credit Agreement; and (b) any provision of the Existing Credit Agreement that by its terms survives termination thereof shall continue in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MEAD JOHNSON NUTRITION COMPANY

By:	/s/ Kevin Wilson
	Name:	Kevin Wilson
	Title:	Vice President and Treasurer

MEAD JOHNSON & COMPANY, LLC

By:	/s/ Kevin Wilson
	Name:	Kevin Wilson
	Title:	Vice President and Treasurer

Signature Page to Mead Johnson Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Lisa Whatley
	Name:	Lisa Whatley
	Title:	Senior Vice President

Signature Page to Mead Johnson Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

Signature Page to Mead Johnson Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David L. Catherall
	Name:	David L. Catherall
	Title:	Director

Signature Page to Mead Johnson Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Signature Page to Mead Johnson Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Gordon MacArthur
	Name:	Gordon MacArthur
	Title:	Authorized Signatory

Signature Page to Mead Johnson Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

Signature Page to Mead Johnson Credit Agreement

BNP Paribas, as a Lender

By:	/s/ Fik Durmus
	Name:	Fik Durmus
	Title:	Director

By:	/s/ Michael Pearce
	Name:	Michael Pearce
	Title:	Managing Director

Signature Page to Mead Johnson Credit Agreement

HSBC BANK USA, as a Lender

By:	/s/ John Sneed
	Name:	John Sneed
	Title:	Relationship Manager

Signature Page to Mead Johnson Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Signature Page to Mead Johnson Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Anne E. Nickel
Name: Anne E. Nickel
Title: Officer

Signature Page to Mead Johnson Credit Agreement

RBS CITIZENS, N.A., as a Lender

By:	/s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Vice President

Signature Page to Mead Johnson Credit Agreement

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James P. Hughes
Name: James P. Hughes
Title: Director

By:	/s/ Andrew Y. Ng
Name: Andrew Y. Ng
Title: Director

Signature Page to Mead Johnson Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Elizabeth Greene
Name: Elizabeth Greene
Title: Director

Signature Page to Mead Johnson Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Thomas P. Trail
Name: Thomas P. Trail
Title: Director

Signature Page to Mead Johnson Credit Agreement

SCHEDULE 1.1

IPO COSTS, EXPENSES AND CHARGES

(in millions)

	2010	2011
SAP and System/Infrastructure	16.4	5.0

Recruiting/Relocation	1.9	—
Project Management & Other	3.4	—
Planned at MJN	21.7	5.0
Total	21.7	5.0

SCHEDULE 2.1

COMMITMENTS

Bank	Commitment

JPMorgan Chase Bank, N.A.	$55,000,000

Citibank, N.A.	$55,000,000

Bank of America, N.A.	$40,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$40,000,000

Royal Bank of Canada	$40,000,000

Barclays Bank PLC	$30,000,000

BNP Paribas	$30,000,000

HSBC Bank USA, N.A.	$30,000,000

Morgan Stanley Bank, N.A.	$30,000,000

The Northern Trust Company	$30,000,000

RBS Citizens, N.A.	$30,000,000

Standard Chartered Bank	$30,000,000

SunTrust Bank	$30,000,000

Wells Fargo Bank, N.A.	$30,000,000

Total	$500,000,000

SCHEDULE 5.10

EXISTING LIENS

None.

SCHEDULE 5.14

EXISTING TRANSACTIONS WITH AFFILIATES

None.

EXHIBIT A

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below,

c/o JPMorgan Chase Bank, N.A.,

270 Park Avenue

New York, NY 10017

[Date]

Ladies and Gentlemen:

The undersigned, Mead Johnson Nutrition Company (the “Company”), refers to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Company hereby [gives you] [confirms its prior oral] notice to you pursuant to Section 2.3 of the Agreement that it [requests] [has requested] a Revolving Borrowing under the Agreement [on behalf of             ], and in that connection sets forth below the terms on which such Revolving Borrowing [is] [has been] requested to be made:

Date of Revolving Borrowing [1]

Principal amount of Revolving Borrowing [2]

Interest rate basis [3]

Interest Period and the last day thereof [4]

[1]	Must be a Business Day.
[2]

Not less than $10,000,000 (and in integral multiples of $1,000,000) in the case of a Revolving Borrowing denominated in Dollars and not less than the Dollar Equivalent of $10,000,000 (and in integral multiplies of 1,000,000 units of the applicable Currency) in the case of a Revolving Borrowing denominated in an Alternative Currency, and not greater than the total Commitments then available.

[3]	Eurocurrency Borrowing or ABR Borrowing.
[4]	Which shall be subject to the definition of “Interest Period” and end not later than the Maturity Date.

Currency of Eurodollar Borrowing

Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Company [and the applicable Borrower] shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.2(a), (b) and (c) of the Agreement have been satisfied. Any amounts borrowed shall be deposited in JPMCB account number [                    ].

Very truly yours,

1. MEAD JOHNSON NUTRITION COMPANY

By:
Name
Title:
2.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Five Year Revolving Credit Facility Agreement identified below (as amended, modified, extended or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

3.	1.	Assignor:

4.	2.	Assignee:
		[and is an Affiliate/Approved Fund of [identify Lender]1]

5.	3.	Borrower:	Mead Johnson Nutrition Company, a Delaware corporation

6.	4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement.

[1]	Select as applicable.

7.	5. Credit Agreement: $500,000,000 Five Year Revolving Credit Facility Agreement dated as of June 17, 2011 among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

8.	6. Assigned Interest:

Aggregate Amount of Revolving Commitment/Loans for all Lenders	Amount of Revolving Commitment/Loans Assigned	Percentage Assigned of Revolving Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

9.

10.	Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

11.	The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

12.	The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

3

13.	[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

14.	[Consented to:][4]

[MEAD JOHNSON NUTRITION COMPANY]

By
Title:

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Company and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

FORM OF BORROWING SUBSIDIARY AGREEMENT

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

[Date]

Ladies and Gentlemen:

The undersigned, Mead Johnson Nutrition Company (the “Company”), refers to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to Section 2.19 of the Agreement, the Company hereby designates [Name of Borrowing Subsidiary] (the “Designated Borrowing Subsidiary”) as a Borrowing Subsidiary, and confirms that the Designated Borrowing Subsidiary is a Wholly Owned Subsidiary. The Designated Borrowing Subsidiary hereby agrees to be bound in all respects by the terms of the Agreement, including without limitation, Article IV thereof, and to perform all of the obligations of a Borrowing Subsidiary thereunder. Each reference to a Borrowing Subsidiary in the Agreement shall be deemed to include the Designated Borrowing Subsidiary.

Subject to Section 8.16(b) of the Agreement in the case of MJC, each of the Company and MJC hereby ratifies and confirms the guaranty set forth in Section of 8.16 of the Agreement with respect to all Loans made by any Lender to the Designated Borrowing Subsidiary.

The address to which communications to the Designated Borrowing Subsidiary under the Agreement should be directed, and its primary business address, is:

[Name of Borrowing Subsidiary] [Address]

The Designated Borrowing Subsidiary’s taxpayer identification number is: [                    ].

The Designated Borrowing Subsidiary hereby agrees to provide the Lenders with any additional information reasonably requested that will allow such Lender to identify the Designated Borrowing Subsidiary in accordance with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

This Borrowing Subsidiary Agreement shall be construed in accordance with and governed by the laws of the State of New York. Loan proceeds should be deposited as provided in the Agreement.

Upon the execution of this Borrowing Subsidiary Agreement by the Company, MJC and the Designated Borrowing Subsidiary, and the acceptance by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Agreement as though it were an original party thereto and shall be entitled to borrow under the Agreement upon the satisfaction of the conditions precedent set forth in Sections 4.2(a), (b), (c) and 4.3 of the Agreement.

Very truly yours,

15. MEAD JOHNSON NUTRITION COMPANY

By:
Name
Title:
16.

MEAD JOHNSON & COMPANY, LLC

By:
Name
Title:

17. [DESIGNATED BORROWING SUBSIDIARY]

By:
Name
Title:
18.

Accepted as of the date first above written.

19. JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name
Title:
20.

EXHIBIT D

FORM OF BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

[Date]

Ladies and Gentlemen:

The undersigned, Mead Johnson Nutrition Company (the “Company”), refers to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to Section 2.19 of the Agreement, the Company hereby elects to terminate the status of [Name of Borrowing Subsidiary] (the “Terminated Borrowing Subsidiary”) as a Designated Borrowing Subsidiary for purposes of the Agreement. The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all principal and interest on all amounts payable by the Terminated Borrowing Subsidiary pursuant to the Agreement have been paid in full on or prior to the date hereof.

This Borrowing Subsidiary Termination shall be construed in accordance with and governed by the laws of the State of New York.

[signature page follows]

Very truly yours,

21. MEAD JOHNSON NUTRITION COMPANY

By:
Name
Title:
22.

[TERMINATED BORROWING SUBSIDIARY]

By:
Name
Title:
23.

EXHIBIT E-1

FORM OF U.S. TAX CERTIFICATE

24. (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT E-2

FORM OF U.S. TAX CERTIFICATE

25. (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20

EXHIBIT E-3

FORM OF U.S. TAX CERTIFICATE

26. (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT E-4

FORM OF U.S. TAX CERTIFICATE

27. (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Five Year Revolving Credit Facility Agreement, dated as of June 17, 2011 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Borrowing Subsidiaries from time to time party thereto, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT F

MANDATORY COSTS RATE

1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling (if applicable):

AB+C(B-D)+E x 0.01 per cent per annum

100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01         per cent per annum

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Costs Rate and, if applicable, the additional rate of interest specified in Section 2.12(c)) payable for the relevant Interest Period on such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Exhibit:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement relating to the relevant Loans.

“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

“Reference Banks” means the principal London office of JPMorgan Chase Bank, National Association.

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial

Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, acting reasonably and after consultation with the Company and the Lenders (and in the case of any amendment that increases the cost to any Borrower of obtaining or maintaining any Loan, with the consent of the Company, which shall not be unreasonably withheld), determine and notify to all parties any amendment which is required to be made to this Exhibit in order to comply with any change in any law or regulation or any requirement from time to time imposed by the Bank of England, the Financial Services Authority or the European

Central Bank (or, in any case, any other authority which replaces all or any of the functions of any of the foregoing), and any such determination shall, in the absence of demonstrable error, be conclusive and binding on all parties hereto.